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                                                                    Exhibit 4.18
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                                                                               1

                                   AGREEMENT

1. This Loan Agreement ("Agreement") is entered into by and among the parties below, who are represented herein in accordance with their respective By-laws/articles of association (collectively, the "Parties"):

1.1. UNIBANCO - UNIAO DE BANCOS BRASILEIROS S.A., acting through its Nassau Branch, with head office at 308 East Bay Street - 3rd Floor, Nassau, Bahamas, hereinafter called UNIBANCO;

1.2. Newark Finantial Inc., a corporation with its head office at Vanterpool Plaza, 2nd Floor, Wickhams Cay I, Road Town, Tortola, British Virgin Islands, hereinafter called BORROWER.

1.3. As CO-OBLIGOR hereinafter so called:

1.3.1. Votorantim Celulose e Papel S.A., a company enrolled in the National Taxpayers Registry under No. 60.643.228/0001-21, with head office at Alameda Santos, 1357, 6 (degree) andar, in the city of Sao Paulo, State of Sao Paulo, Brazil;

2. The above named and qualified Parties agree hereby to enter into this Agreement which shall be governed by the following clauses and conditions:

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                                                                               2
                                        I

UNIBANCO hereby grants a loan to the BORROWER in the amount of US$30,000,000.00 (Thirty million United States dollars), for a period of 120 (one hundred and twenty) days from the disbursement date, scheduled for October 29, 2001, maturing on February 26, 2002.

                                       II

The amount of the loan granted shall be disbursed by UNIBANCO, by crediting the current account indicated by the BORROWER, observed the condition stated in Clause XII hereof.

Sole Paragraph: Upon the disbursement of the credit under the terms of this Clause II, UNIBANCO shall issue a payment schedule ("Payment Schedule") which shall contain the principal amount of the loan, the disbursement date and the maturity date of the loan, including principal, interest and other duly evidenced charges.

                                       III

From the disbursement date, according to the provisions of Clause II, the amount of the loan shall bear the following charges:

Interest calculated at the rate of 6% (six percent) per annum.

                                       IV

The BORROWER shall settle the principal and all other obligations hereunder resulting from the loan granted hereunder, in the form and on the due date stated in the Payment

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                                                                               3

Schedule, directly to UNIBANCO, by crediting the current account mentioned in Clause V hereof.

Sole Paragraph: All payments under this Agreement shall be effected by the BORROWER and/or the CO-OBLIGOR, in United States dollars, net, without set-off or counterclaim, free and clear and without deduction or withholding of any present or future taxes, charges, surcharges, duties of whatever nature (hereinafter called "Taxes") imposed by any authority having power to tax and the BORROWER and/or the CO-OBLIGOR will pay such Taxes.

                                        V

For the purposes of the preceding Clause, the BORROWER agrees to deposit in UNIBANCO's current account kept at Chase Manhattan Bank - New York - NY, USA, ABA No. 02100021, current account No. 544-707-135, until 1l:00 a.m. (New York City time) of the due date, in immediately available United States dollars, the amounts necessary to settle all the BORROWER's obligations hereunder.

                                       VI

In the event that the maturity date of the obligations arising from this Agreement falls on a non business day, it is stipulated that the maturity date shall be postponed to the next succeeding business day.

Sole Paragraph: Business day means, as used in this Agreement, any day other than one on which the banks where the payments


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                                                                               4

hereunder shall be made are authorized or required by law to be closed.

                                       VII

If any of the conditions set forth in Clause IV hereof is not fulfilled, and in order to assure its due enforcement, the BORROWER and/or the CO-OBLIGOR shall settle a foreign exchange transaction in Brazil, after authorization of the Central Bank of Brazil, should it be the case, or with other banks located outside Brazil, in order to receive the amounts owed hereunder.

First Paragraph: Alternatively, at the sole discretion of UNIBANCO, payments may be made by the BORROWER, by delivering the amount in Brazilian lawful currency immediately available in Brazil, at the branch designated by UNIBANCO, using for the calculation of the amount in Brazilian lawful currency the average exchange rate for United States dollars informed by "SISBACEN Transacao PCOT-390" on the day of the actual payment.

Second Paragraph: In the case referred to in this Clause VII, the BORROWER and the CO-OBLIGOR shall be further responsible for any amounts related to foreign fluctuations, interests, fines, inflation adjustments, taxes, brokerage expenses, exchange closing and other charges resulting from the remittance of funds outside Brazil, for the payment of the BORROWER's obligations.

                                      VIII

The BORROWER issues a promissory note, which shall be duly guaranteed per aval by the CO-OBLIGOR, in favor of UNIBANCO,

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                                                                               5

in the total amount of the loan granted hereunder, and with final maturity date on February 26, 2002, 120 (one hundred and twenty) days from the disbursement date provided in the Payment Schedule, payable on the due date or after the date of a total or partial default, as the case may be, the fulfillment of the BORROWER's obligations in the manner agreed herein.

First Paragraph: Upon default by the BORROWER in the fulfillment of any of its obligations hereunder, UNIBANCO may, at its sole discretion, discount the Promissory Note referred to in this Clause VIII, at discount rates adopted on such date, in New York City, by prime financial institutions, applying the proceeds of such discount in the total or partial settlement of the BORROWER's principal and other obligations hereunder.

Second Paragraph: If the net proceeds arising from the discount referred to in the preceding paragraph are not sufficient to cover the BORROWER's liabilities hereunder, UNIBANCO may use the right provided for in the Sole Paragraph of Clause IX hereof.

                                       IX

All charges incurred under or resulting from this Agreement, as well as any expenses necessary for the preparation, utilization and settlement of the loan granted hereunder, in the manner agreed herein, or such charges and expenses UNIBANCO may be required to pay or bear with regard to this Agreement, shall be borne by the BORROWER.

Sole Paragraph: UNIBANCO shall be entitled to draw securities related to the further encumbrances which are not represented by the promissory note in accordance with

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                                                                               6

Clause VIII of this Agreement.

                                        X

UNIBANCO may, irrespective of any notice, interpellation or notification, either judicial or extrajudicial, deem terminated this Agreement and declare immediately due and payable all obligations arising from this Agreement should any case provided by law or any of the following events occur:

a) legal protest of negotiable instruments against the BORROWER or its CO-OBLIGOR, in the case the BORROWER and/or the CO-OBLIGOR do not preset to UNIBANCO within 30 (thirty) days from the protest according to each case: (a) proof of payment of titles; or (b) confirmation of legal and administrative measures to interrupt, cancel and refuse mentioned protest;

b) insolvency or decree of bankruptcy, as the case may be, of the BORROWER or of its CO-OBLIGOR;

c) filing of petition for composition with creditors, by the BORROWER or of its CO-OBLIGOR, as the case may be;

d) failure in substituting, replacing, completing or reinforcing the guarantee, upon request by UNIBANCO, in case of any material adverse change in the social, economic and financial condition of the BORROWER and/or the CO-OBLIGOR;

e) failure in performing any obligation hereunder;

f) any act of reorganization, merger or

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                                                                               7

consolidation, as the case may be, of the BORROWER, without prior written notice to UNIBANCO;

g) any judicial or administrative proceedings brought against the BORROWER or its CO-OBLIGOR, which may cause insolvency or affect the ability of the BORROWER or any of its co-obligors to pay the obligations arising from this Agreement;

h) transfer to third parties by the BORROWER, in any way, of rights or obligations which, respectively, it acquired or assumed hereunder, without the prior written consent of UNIBANCO.

First Paragraph: The contractual penalties stipulated below shall apply without prejudice to one another, as well as to any penalties hereunder, including acceleration of the obligations hereunder, if such is the case, as follows:

a) upon delay in the payment of any amount due hereunder, without prejudice of acceleration, the debts shall be subject, as from the due date to (i) commitment fee, computed as per regulations of the Central Bank of Brazil, (ii) delay interest at a rate of one per cent (1%) per month, (iii) collection fees, (iv) two per cent (2%) penalty over the remaining debt balance, in case of default on any of its obligations and (v) attorney's fees;

Second Paragraph: The amount corresponding to the penalties under the preceding paragraph shall be debited, on the date of the default, against the BORROWER's current account.

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                                                                               8

                                       XI

UNIBANCO is hereby irrevocably authorized by the BORROWER and by the CO-OBLIGOR, to debit any current account maintained by the BORROWER and/or the CO-OBLIGOR, with any branch of Unibanco - Uniao de Bancos Brasileiros S.A., Sao Paulo, Brazil, to set off all amounts owed to UNIBANCO under this Agreement, to the extent that funds are available in such accounts.

Sole Paragraph: In the event UNIBANCO acts on the authorization provided in the main paragraph of this Clause XI, the discharge from the obligations arising from this Agreement shall be subject to the actual availability of funds in the current account in which the relevant debit is made.

                                       XII

UNIBANCO shall fulfill its obligations hereunder only after the presentation by BORROWER of all documents required by UNIBANCO and after the fulfillment of all conditions set forth herein.

                                      XIII

UNIBANCO is hereby authorized by the BORROWER and/or the CO-OBLIGOR, to make requests, sign forms, agreements and other documents that may be necessary for the fulfillment of the conditions set forth herein.

                                       XIV

The BORROWER and the CO-OBLIGOR shall accept the accounting entries, collection and debit notices received by UNIBANCO

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                                                                               9

from banking institutions, brokerage houses and/or other similar entities, located in Brazil or in other countries, as well as any documents presented by UNIBANCO with respect to foreign exchange operations that UNIBANCO may contract hereunder, including those carried out in other countries, as satisfactory evidence of the amounts owed by virtue of the loan granted under this Agreement.

                                       XV

This Agreement is valid and enforceable as of this date, and all its terms shall continue in force until the date of the effective settlement of all the BORROWER's obligations hereunder.

                                       XVI

The terms and obligations hereunder shall be effective regardless of any notice, interpellation or notification, either judicial or extrajudicial.

                                      XVII

In case of failure in the fulfillment of any Clause hereof, any eventual tolerance by UNIBANCO shall not imply novation of or amendment to this Agreement, nor shall prevent UNIBANCO from enforcing, from time to time, all of its rights hereunder.

                                      XVIII

The CO-OBLIGOR accepts hereby to be jointly and severally responsible together with the BORROWER for the fulfillment of the principal and all other obligations hereunder arising from this Agreement, pursuant to the terms of article 896 and certain other subsequent articles of the Brazilian Civil

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                                                                              10

Code.

                                       XIX

The term and the payment conditions of this loan hereunder were stated for the benefit of the Parties hereto, and prepayments under this Agreement are not allowed, except if as provided in the applicable law and in this Agreement.

                                       XX

This Agreement shall be construed according to and governed by the Brazilian laws and the Parties elect hereby, for settling any dispute arising from this Agreement, the Court of the City of Sao Paulo, State of Sao Paulo, Brazil, or, at the discretion of the plaintiff, the Court of the domicile of the BORROWER, waiving the Parties any other jurisdiction, no matter how privileged it may be.

                                       XXI

This Agreement is executed in two versions, one in the Portuguese language and the other in the English language, both of which shall be deemed as counterparts of one sole agreement. Each one of them shall be entirely valid for all legal effects. However, in the event that any discrepancy arises from the translation of any of the terms of the two said versions, the Portuguese version shall prevail.

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                                                                              11

The Parties hereby sign this Agreement in four (4) counterparts of identical content and effect subscribed by (2) witnesses.

Sao Paulo, October 26, 200l.



                   /s/
                   -----------------------------------------
                   UNIBANCO-UNIAO DE BANCOS BRASILEIROS S.A.
                         Agencia Nassau / Nassau Branch



                   /s/
                   -----------------------------------------
                              NEWARK FINANTIAL INC.



                   /s/
                   -----------------------------------------
                        VOTORANTIM CELULOSE E PAPEL S.A.




TESTEMUNHAS / WITNESSES:



1                                      2
 -----------------------------------    ------------------------------
 Nome/Name:                             Nome/Name:


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                                                                              12

                                PAYMENT SCHEDULE

This Payment Schedule is an integral part of the Loan Agreement dated as of October 26, 2001, made and entered into by and between UNIBANCO, the BORROWER and the CO-OBLIGOR that sign below.

Loan amount: US$30,000,000.00

Date of Disbursement/Credit: 10/29/2001

Principal Maturity Date: 02/26/2002

Interest Maturity Date: 02/26/2002

Interest Rate: 6% (six percent) per annum

Sao Paulo, October 26, 200l




                   /s/
                   -----------------------------------------
                   UNIBANCO-UNIAO DE BANCOS BRASILEIROS S.A.
                         Agencia Nassau / Nassau Branch



                   /s/
                   -----------------------------------------
                              NEWARK FINANTIAL INC.



                   /s/
                   -----------------------------------------
                        VOTORANTIM CELULOSE E PAPEL S.A.

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                                                                               1

                                 PROMISSORY NOTE

                                                                October 29, 200l

Newark Finantial Inc., with head office at Vanterpool Plaza, 2nd Floor, Wickhams Cay I, Road Town, Tortola, British Virgin Islands, hereinafter called "BORROWER", after date, for value received, promises to pay to:

UNIBANCO - Uniao de Bancos Brasileiros S.A.
Nassau Branch
BankAmerica House, 3rd Floor
308 East Bay Street
Nassau, Bahamas ("UNIBANCO Nassau Branch")

US$30,000,000.00 (Thirty million United States dollars), in lawful money of the United States, with interest on the unpaid principal balance thereof from time to time outstanding from the date hereof until maturity at the rate of 6% (six percent) per annum. The principal and the interest thereon shall be paid on February 26, 2002. If any sum payable on this Note or on any other liability of the BORROWER or any endorser or guarantor hereof shall not be paid when due; or if the BORROWER or any endorser or guarantor hereof shall die, become insolvent (however such insolvency may be evidenced), commit any act of bankruptcy or make a general assignment for the benefit of creditors; or if the transaction of the usual business of the BORROWER shall be suspended, or any proceeding, procedure or remedy supplementary to or in enforcement of judgement shall be resorted to or commenced against, or with respect to any property of the BORROWER or any such endorser or guarantor; or if a petition in bankruptcy whether voluntary or involuntary or for any relief under any law relating to the relief of debtors, readjustment, or arrangements of indebtedness, reorganization, composition or extension shall be filed, or any proceeding shall be instituted under any such law, by or against the BORROWER or any such endorser or guarantor; or if an application for the appointment of any receiver, trustee, liquidator or any committee with regard to the BORROWER shall be filed, or if a receiver, trustee, or liquidator shall be appointed, or if any governmental authority or any court at the insistence thereof shall take possession of any substantial part of the property of or assume control over the affairs or operations of, or of any substantial part of the property of the BORROWER or any such endorser or guarantor; or a writ, warrant, restraint or order of attachment or garnishment shall be issued or made against any of the properties of the BORROWER or any such endorser or guarantor, or if any indebtedness of the BORROWER or any such endorser or guarantor for borrowed money shall not be paid when due or shall become due and payable by acceleration of maturity thereof; or if foreclosure proceedings or any proceedings against the BORROWER for the enforcement of money judgement shall be commenced; or if the BORROWER makes an assignment for the benefit of creditors or the offering of a composition or extension to creditors; or if the BORROWER (if a corporation) shall be dissolved or be a party to any merger or consolidation without the written consent of the holder hereof, or shall file or authorize or permit to be filed in any jurisdiction any financing

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                                                                               2

statement under the Uniform Commercial Code or like statement in which the holder hereof is not named as the sole secured party; then this Note and all other present and future demands of any and all kinds of the holder hereof against the BORROWER whether created directly or acquired by assignment, whether absolute or contingent, shall, unless the holder hereof shall otherwise elect, forthwith be due and payable, without demand or notice. The BORROWER, if more than one, shall be jointly and severally liable hereunder, and all provisions hereof apply to each or any of the BORROWER. The holder of this Note shall have a lien and security interest in the deposit balances or credit balances of any obligor hereunder, and may at any time and without notice apply said balances to this Note, or any payment hereunder, when due. The principal and all other payments under this Note shall be paid by the BORROWER to Chase Manhattan Bank - New York - NY, USA, ABA No. 02100021, for the account of UNIBANCO Nassau Branch, account No. 544-707-135, without setoff or counterclaim, free and clear of all restrictions of whatsoever nature imposed thereon, and without deduction or withholding for or on account of any and all taxes, duties, levies, imposts, deductions, surcharges or other charges and all liabilities with respect thereto, of any kind, nature or description past, present or future, imposed by or payable to or in any jurisdiction or any political subdivision or taxing authority thereof or therein, or for any federal, state of local income tax specified above, which may be required or permitted to be deducted or withheld therefrom (such taxes, duties, levies, imposts, deductions, surcharges, or other charges and all liabilities with respect thereto hereinafter referred to as "Tax" or "Taxes"), and the BORROWER will pay any such Tax, for the account of UNIBANCO Nassau Branch. Any reference herein to the face amount of or interest on this Note or any other payment under this Note shall not be deemed to define the maximum obligation of the BORROWER to pay, but rather the net amount which UNIBANCO Nassau Branch is entitled to receive any deductions or withholdings which may be incident to any such Taxes, and such references shall not relieve the BORROWER of the obligation to pay or restrict the right of UNIBANCO Nassau Branch to be paid a gross face amount of interest or any other payment under this Note which may be greater than the amount or rate so specified. If any amount payable under this Note as stated above should become subject to withholding at source of any Tax applicable by the Law of any jurisdiction or political subdivision thereof, then the BORROWER undertakes to furnish, at the request of UNIBANCO Nassau Branch, proper evidence of withholding and deposit with the tax collection agency of such jurisdiction of the amount of such Tax. Trial by jury and the right to impose any counterclaims or setoffs of any kind in any litigation relating to this Note or any liability hereunder are hereby waived. This Note shall be construed according to and governed by the internal laws of the Bahamas, without regard to the principles of conflict of laws hereof. The BORROWER hereby irrevocably (a) submits to the non-exclusive jurisdiction of any Bahamas Court over any suit, action or proceedings arising out of or relating to this Note, (b) agrees that all claims with respect to such action or proceeding arising out of, or relating to this Note may be heard or determined in such Bahamas Court, (c) waives to the fullest possible extent the defense of inconvenient forum, and (d) agrees that service of process may be made personally or by mailing or delivering a copy of the summons and complaint or other legal process in any legal suit, action or proceeding to the BORROWER in care of the General Manager thereof at the aforesaid address, and such General Manager is hereby authorized to accept, receive and acknowledge the same for and on behalf of the BORROWER and to admit service with respect thereto. Failure by the holder of this Note to enforce any provisions shall not constitute a waiver of such provision or provisions, nor shall the holder hereof be stopped from enforcing any such provision at a later time.

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                                                                               3

This Note is the one referred to in the Loan Agreement, dated as of October 26, 2001, by and between the BORROWER and UNIBANCO, which among other things contains provisions for the acceleration of the payment of principal and interest hereof upon the happening of certain stated events therein specified. Terms used herein shall have the same meaning as of defined in such Loan Agreement.

                            /s/
                               --------------------------
                                  NEWARK FINANTIAL INC.

For value received, the undersigned Votorantim Celulose e Papel S.A. (the "Guarantor") hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the prompt payment in full when and as due of all amounts payable under this Note in accordance with its terms (whether upon maturity, acceleration or otherwise). The Guarantor hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Note and any requirement that the holder exhausts any right or takes any action against the maker of this Note. The obligations of the Guarantor are continuing, absolute and unconditional, irrespective of the genuineness, validity, irregularity, enforceability or value of this Note or of any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor all of which are hereby expressly waived. This guarantee shall be enforceable notwithstanding any legal limitation, disability, incapacity or other circumstance relating to the maker of this Note.

Per Aval:

                        VOTORANTIM CELULOSE E PAPEL S.A.

                        /s/
                        -----------------------
                        By:
                        Title:

                        /s/
                        -----------------------
                        By:
                        Title